EXHIBIT 10.1

March 3, 2008

Rene G. Aiu
3352 Ocean Drive
Channel Islands, CA 93035

Dear Rene:

We are pleased to offer you the position of Chief Executive Officer of ValueVision Media! We look forward to your partnership and leadership of our company in the delivery of results that meet or exceed our shareholder’s expectations.

To follow is confirmation of your offer:

Position Title	President & Chief Executive Officer
Board Membership	Member of the Board of Directors while serving as CEO
Start Date	March 3rd, 2008
Reports To	Board of Directors — ValueVision Media, Inc.
Annualized Base Salary	$600,000
Annual Cash Incentive	Your incentive opportunity at the target performance level(s) will be 75% of your base salary with the opportunity to achieve up to 150% of your base salary (200% of target) if company financial performance meets or exceeds the maximum award level goal(s). The annual incentive plan financial goal(s) are established annually and approved by the Board of Directors. Any payments made under this plan to Company
Officers are made at the discretion of the Board of Directors, subject to the terms of the approved plan. Your actual incentive payment for FY2008 will be pro-rated based on your hire date. A portion of your FY2008 incentive payment will be guaranteed at a minimum value of $300,000 with $150,000 paid upon hire and the balance paid within 90 days of the end of the fiscal year. The FY2008 balance payable following the end of the year will be the greater of 1) $300,000 less
$150,000 or 2) the actual incentive earned less $150,000.

Long Term Incentive	Subject to the terms and conditions applicable to options granted under the
Company’s Omnibus Stock Plan, applicable stock option agreement, and upon approval of the Company’s Board of Directors you will be granted an option to purchase
750,000 shares of the Company’s common stock at a price per share equal to the closing fair market value per share as of your date of hire. Your option to purchase Company shares will vest in 1/3 increments upon each anniversary of your employment start date (vests over 3 years) and exercisable for 10 years from the date of grant. You will also receive an additional grant of an option to purchase
200,000 shares of the Company’s common stock at a price per share equal to the closing fair market value per share on the date of grant, which grant will be made at the first Board of Directors meeting following the first anniversary of your start date with the Company, but in no event later than April 30, 2009, so long as you remain the CEO at such time. Beginning in 2010, you will be eligible for consideration for additional periodic long term incentive grants determined based on a combination of competitive practice benchmarking, company performance and your personal performance, in the discretion of and as determined by the Board of
Directors.

Insurance & Benefits	You will be eligible for the Company’s standard benefit package. Eligibility and benefits are governed by the terms of each respective plan, which the Company may change or terminate at any time.
Vacation	You will accrue 4 weeks of paid time off annually
Severance Eligibility	In the event your employment is terminated without Cause or you resign from employment for Good Reason (as defined in Exhibit A), you would be eligible for the greater of a) the severance pay and other transition benefits as defined in the
Company’s severance guidelines in effect at the time of your termination or b) 24 months of target cash compensation (monthly target cash compensation = 1/12 base salary + 1/12 of the annual target incentive opportunity which is 75% of your base salary) as of the date of your termination. In the event of your termination without Cause or resignation for Good Reason within twelve months following a Change of Control of the Company as defined in Exhibit A, in addition to payments set forth above and otherwise due under any stock agreement, severance program, guidelines, policy, or agreement, the Company shall pay or make available to you a pro-rata portion of your target bonus opportunity amount for the fiscal year in which the removal or resignation occurs. As defined in Exhibit A, any tax liability imposed upon or incurred including tax liability relating to Section 280G, Section 4999 or
Section 409A of the Internal Revenue Code shall be solely your responsibility. The
Company agrees to cooperate with you and to reasonably modify any such payment terms in order to minimize any taxes due under the aforementioned sections of the Code.
All transition and severance pay or benefits are conditional upon your execution of an effective agreement substantially in the form annexed hereto that complies with applicable laws in which you release the Company and all related parties from any and all claims against them.

In addition, the Company will provide you with an additional payment of $50,000 net after applicable taxes for the purpose of covering additional transitional expenses, in addition to the regular relocation expenses. It is understood and agreed that in connection with accepting this offer you will relocate to the greater Minneapolis/St. Paul area of Minnesota sometime during 2008.

As with all ValueVision employment offers, this offer is conditional upon criminal background check and employment verification. We also require non-compete, confidentiality and inventions agreements be executed by you upon employment. For the purposes of federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Should you have any questions, please feel free to contact me at 952-943-6143. Thank you for treating the terms of your employment offer with Value Vision Media confidentially.

Rene, we are excited to have you join our team and are confident that you have the skills and experience to effectively lead our organization.

Sincerely,

/s/ John Buck

John Buck
Interim CEO & Chairman of the Board
Value Vision Media, Inc.

Renee Aiu Offer Letter Dated March 3, 2008

Exhibit A

Definitions:

A.	Termination For Cause (not severance eligible): The Company may terminate Executive’s employment immediately for Cause. Cause shall mean: (i) a material act which results in, or is intended to result in, Executive’s personal enrichment at the expense of the Company, including theft or embezzlement; (ii) public conduct by Executive materially detrimental to the reputation of the Company; (iii) material willful violation by Executive of any Company policy, regulation or practice known to the Executive, including but not limited to the Executive’s willful or grossly negligent failure to adequately perform the duties of his or her position to the material detriment of the Company; (iv) conviction of, or a plea of guilty or no contest to, a felony; (v) Executive’s Disability (as defined below); or (vi) Executive’s death. Disability shall mean that the Executive (vii) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or can be expected to last for a continuous period of not less than 12 months; (viii) by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (ix) has been determined to be totally disabled by the Social Security Administration. Disability under subsections (vii) and (viii) shall be determined by a physician selected by the Company. Executive shall cooperate with the Company, including making Executive reasonably available for examination by physicians at the Company’s request and at the Company’s expense to determine whether or not Executive has a Disability.

B.	Benefit Eligibility. Executive will be eligible to receive severance pay in the amounts specified in the Offer Letter if the Executive:

i.	Is terminated Without Cause, including, without limitation, due to position elimination, reduction in workforce, reorganization, consolidation or Resigns for Good Reason in the event that:

a.	The Executive is impacted by a mandatory relocation of the Executive’s principal place of employment to a location more than 50 miles from Executive’s current office location

b.	The Company reduces the Executive’s total compensation opportunity (excluding equity) (unless part of an across-the-board compensation opportunity or benefit plan reduction applicable on a similar basis to all other senior executive officers of the Company and, in that event, provided that such reduction does not exceed 5% of Executive’s total compensation opportunity)

c.	The Company materially breaches its obligations to pay the Executive, unless the failure to pay is a result of a good faith dispute between the Company and the Executive

d.	The Company substantially diminishes the duties, responsibilities or title of the Executive such that the position held is no longer the chief executive officer

e.	The Company alters the Executive’s reporting relationship, currently the Board of Directors of the Company

ii.	Continues to satisfactorily perform job duties as assigned and continues in employment through the date established by ValueVision Media, Inc. as the Executive’s last day of employment

iii.	Provides the Company written notice (in the case of a Good Reason resignation) that details the reason that Good Reason exists. The Company shall have thirty (30) days following receipt of this notice to correct the occurrence. Only if the company fails to correct the occurrence does Good Reason exist.

iv.	Returns to the Company, no later than the last day of employment, all ValueVision Media, Inc. property in the Executive’s possession; and

v.	Signs an effective agreement, substantially in the form annexed hereto, that complies with applicable laws in which the Executive releases ValueVision Media, Inc. and all related parties from any and all claims against them. Payment of severance will be made on the next regularly scheduled pay date after the applicable rescission period expires, unless the provisions of any applicable section(s) of the tax code would otherwise indicate.

vi.	Complies with the terms of any non-compete, confidentiality, invention or other written agreements

C.	Change in Control. “Change in Control” means any of the following:

(i)	the acquisition by any individual, entity or group (within the meaning of the Securities Exchange Act of 1934 (“Exchange Act”) Sections 13(d)(3) or 14(d)(2)) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of (a) more than 50% of the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) 30% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of the Board (the Outstanding Company Voting Securities); notwithstanding the above, the following acquisitions will not constitute a Change in Control: (A) any acquisition of common stock or voting securities of the Company directly from the Company, (B) any acquisition of common stock or voting securities of the Company by the Company or any of its wholly owned subsidiaries, (C) any acquisition of common stock or voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the company or any of its subsidiaries, or (D) any acquisition by any corporation with respect to which immediately following such acquisition, more than 70% of, respectively, the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such acquisition in substantially the same proportions as was their ownership, immediately before such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

(ii)	Individuals who, as of a date within the 12 months preceding the date that it is determined whether a Change in Control has occurred, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board. However, any individual who becomes a director of the Board whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board.

(iii)	A reorganization, merger, consolidation or statutory exchange of Outstanding Company Voting Securities, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding company Common Stock and Outstanding Company Voting Securities immediately before such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 70% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as was their ownership, immediately before such reorganization, merger, consolidation or exchange, of the Outstanding Company Voting Securities

(iv)	A reorganization, merger, consolidation or statutory exchange of Outstanding Company Common Stock, unless immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock immediately before such reorganization, merger consolidation or exchange beneficially own, directly or indirectly more than 50% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, consolidation, or exchange in substantially the same proportion as was their ownership immediately before such reorganization, merger, consolidation or exchange of the Outstanding Company Common Stock.

(v)	The sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, immediately following such sale or other disposition, more than 50% of, respectively, the then-outstanding shares of common stock of such corporation or the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately before such sale or other disposition in substantially the same proportion as was their ownership, immediately before such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

(vi)	Notwithstanding the above, a Change of Control shall not be deemed to occur with respect to Executive if the acquisition of the interests referred to above is by a group, acting in concert, that includes the Executive or if at least 30% of the then-Outstanding Common Stock or Outstanding Company Voting Securities of the surviving corporation or other entity acquiring all or substantially all of the assets of the Company is beneficially owned, directly or indirectly, immediately thereafter by a group, acting in concert, that includes Executive.

(vii)	In no event shall a Change of Control be deemed to have occurred if it does not constitute a Change in Control under Section 409A of the Internal Revenue Code and guidance issued thereunder.

D. Notwithstanding any other provision of this Exhibit A to the contrary, if any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of Offer Letter or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter referred to as the “Total Payments”) will be subject to the excise tax under Code Section 4999 (“Excise Tax”), the following provisions shall apply:

(i) If the Total Payments, reduced by the sum of (a) the Excise Tax and (b) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Total Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii) If the Threshold Amount is less than (a) the Total Payments, but greater than (b) the Total Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state and local income and employment taxes on the amount of the Total Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the maximum Total Payments shall not exceed the Threshold Amount. To the extent that there is more than one method of reducing the payments or benefits to bring them within the Threshold Amount, Executive shall determine which method shall be followed; provided that if Executive fails to make such determination within fifteen (15) days after the Company has sent Executive written notice of the need for such reduction, the Company may determine the amount of such reduction in its sole discretion.

“Threshold Amount” shall mean three times Executive’s “base amount” within the meaning of Code Section 280G(b)(3), less one dollar ($1.00).

The determination as to which of subsections (i) or (ii) above shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. For purposes of determining which of subsections (i) or (ii) above shall apply, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

E.	If Executive shall be a specified employee, as defined in Code Section 409A and guidance issued thereunder as of the date of separation from service, then the maximum amount that can be paid to Executive during the first six months following the separation from service is the least of the following amount: (i) the amount otherwise required under the Agreement to be paid during such six month period; (ii) twice the annualized base salary of Executive as of the last day of the year immediately preceding the separation from service; (iii) twice the compensation limit for the year in which the separation from service occurs under Section 401(a)(17) of the Code; or (iv) the maximum amount permitted to be paid under Section 409A(a)(2)(B)(i) of the Code during such six month period. Any amounts not otherwise permitted to be paid during the six month period shall be paid in a lump sum without interest on the first day of the month following the six month anniversary of the date of the separation from service.

F.	For purposes of the Offer Letter and this Exhibit A, “termination of employment,” “severance from employment,” “separation from employment,” and similar terms shall mean a separation from service under Code Section 409A and guidance issued thereunder.

Renee Aiu Offer Letter Dated March 3, 2008

Form of Mutual Waiver and Release

The Company recommends that you consult an attorney before signing this Mutual Waiver and Release

MUTUAL WAIVER AND RELEASE

THIS MUTUAL WAIVER AND RELEASE (this “Waiver and Release”) is entered into by and between ValueVision Media, Inc., a Minnesota corporation (the “Company”) and      (the “Employee”). The Company and the Employee hereby agree knowingly and voluntarily as follows:

In consideration of the mutual release given below and of the payments and benefits pursuant to the Severance Agreement (the “Benefits”), which Employee acknowledges are consideration for this Waiver and Release to which the Employee would not otherwise be entitled and are in lieu of any rights or claims that the Employee may have with respect to separation or severance benefits or other remuneration from the Company or its affiliates; and after the opportunity to consult legal counsel; the Employee hereby for him or herself, and his or her heirs, agents, executors, successors, assigns and administrators (collectively, “Related Parties”), forever releases, remises, and discharges, in all their capacities, the Company and all of its affiliates or subsidiaries, and any of their present or former directors, employees, fiduciaries, representatives, officers and agents, successors and assigns (collectively, the “Releasees”) individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Employee or any Related Parties ever had, may have in the future or have now; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country, including, without limitation, those under the Age Discrimination in Employment Act, as amended 29 U.S.C. §§621 et. seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626 (f)(1), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. §§12101-12213, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Minnesota Human Rights Act, and any other similar or related law, regulation or decision relating to or dealing with discrimination including, without limitation, any claims, rights or causes of action for punitive damages, attorney’s fees, expenses and costs of litigation. Notwithstanding the foregoing, the Employee and Related Parties do not release or waive any right or claim (i) the Employee and Related Parties may have for non-payment of the Benefits, other than payments of any severance benefits or pursuant to any written stock option agreement or restricted stock agreement between the Company and the Employee that are superseded by the terms of the Severance Agreement; (ii) under ERISA to obtain post-employment payments and benefits under any employee benefit plan (as defined in ERISA); (iii) for indemnification under any agreement with or policy of the Company or its affiliates relating to indemnification of directors or officers or under any provision of the Company’s articles or by-laws relating to indemnification of directors or officers; (iv) under any policy of directors’ or officers’ liability insurance; (v) the Employer may have under the Executive Separation Agreement; (vi) that arises against the Company after the date of this Waiver and Release; and (vi) to obtain contribution as permitted by law in the event of entry of judgment against the Employee and the Company as a result of any act or failure to act for which the Employee and the Company are jointly liable.

In consideration for the Employee’s release and waiver of claims herein and other good and valuable consideration, the Company, on behalf of itself and the Releasees, forever releases, remises and discharges, in all their capacities, the Employee and the Related Parties, individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Company or any of the Releasees ever had, may have in the future or have now; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country. Notwithstanding the foregoing, the Company and the Releasees do not release or waive (i) any right or claim that arises against the Employee from facts or events occurring after the date of this Waiver and Release, (ii) any claim against the Employee based on intentional misconduct, fraud, misappropriation or gross neglect that the Company has no knowledge of on the date of this Waiver and Release, or (iii) any right the Company and the Releasees may have to seek contribution as permitted by law in the event of entry of judgment against the Employee and the Company as a result of any act or failure to act for which the Employee and the Company are jointly liable, provided that nothing herein shall be deemed to modify or otherwise affect Employee’s entitlement to indemnification under any liability policy carried by the Company insuring its officers and directors.

The Employee acknowledges that the Release includes all claims the Employee is legally permitted to release and as such does not preclude the Employee from filing a charge of discrimination with the state Department of Human Rights or the federal Equal Employment Opportunity Commission although the Employee may not be able to recover any damages if the Employee files such a charge. This Waiver and Release includes but is not limited to all claims relating to the Employee’s employment and separation from employment.

The Employee and the Company understand and agree that the payments by the Company to the Employee and the signing of this Waiver and Release by the Employee and the Company do not in any way indicate that the Employee or the Company has any viable claims against the other or that the Employee or the Company admits any liability whatsoever to the other under such claims. This agreement contains a release of certain legal rights which Employee may have under the Age Discrimination in Employment Act and the Minnesota Human Rights Act. The Employee affirms that, prior to the execution of this Waiver and Release, the Company has advised him or her to consult with an attorney of the Employee’s choice concerning the terms and conditions set forth herein, that the Employee has had an opportunity to ask any questions he or she might have about this Wavier and Release, and that the Employee has twenty-one (21) days following the Employee’s signing of this Waiver and Release to consider this Waiver and Release and its consequences and to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Waiver and Release shall not become effective or enforceable until such revocation period has expired. The Employee acknowledges that the Benefits will not be paid or provided, and the Company’s release above will not be effective, if he or she revokes this Waiver and Release.

After the Employee has accepted this agreement by signing it, he or she may revoke his or her acceptance for a period of fifteen (15) days after the date he or she signed this agreement. This agreement will not be effective, and severance payments will not be made, until this fifteen (15) day revocation period has expired. If the Employee wishes to revoke his or her acceptance of this agreement, he or she must notify the Company in writing within the fifteen (15) day revocation period. Such notice must be delivered to the Company in person or mailed by certified mail, return receipt requested, to: General Counsel ShopNBC / ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, MN 55344 If the Employee fails to properly deliver or mail such written revocation as instructed, the revocation will not be effective.

IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Release this      th day of      ,      .

By

 .

VALUEVISION MEDIA, INC.

By:

Name:

Its: